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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
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Contacts:
Living Centers of America, Inc.                    GranCare, Inc.
Boyd Gentry                                        Chris Snow
Vice President Investor Relations & Treasurer      Investor Relations
(281)578-4650                                      (770)393-0199

                    Living Centers of America and GranCare
                  Announce Completion of Merger Transactions

        Houston and Atlanta - November 4, 1997 -- Living Centers of America, Inc. (NYSE: LCA) and GranCare, Inc. (NYSE: GC) announced today the completion of the recapitalization and merger transactions described in the combined press releases dated May 8 and September 15, 1997. The merged company, Paragon Health Network, Inc. ("Paragon"), through its subsidiaries, is one of the largest and most diversified providers of long-term and specialty health care services in the United States, with pro forma revenues of approximately $1.9 billion.

        Paragon's subsidiaries include one of the nation's largest post acute operators; American Pharmaceutical Services, which is one of the country's largest institutional pharmacies serving more than 100,000 beds; American Rehability Services, a significant national provider of contract therapy and an operator of rehabilitation outpatient clinics; Cornerstone Health Management, a contract manager for geriatric programs in acute care hospitals; and businesses providing a full complement of home health and ancillary services oriented toward America's senior citizens. In select markets, Paragon will integrate all of the foregoing health care services with its long-term care facilities to provide a full continuum of post acute care.

        Apollo Management, L.P. has invested $240 million in the recapitalization, giving them an approximate 44% equity ownership in Paragon.

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Former Living Centers shareholders will retain an approximate 14.1% ownership, former GranCare shareholders will own approximately 41.9% of the Paragon shares outstanding.

        Keith B. Pitts, Paragon's chairman of the board, president and chief executive officer, stated, "The formation of Paragon Health Network through the merger of two leading providers of long-term care and specialty medical services in the U.S. offers a tremendous foundation on which to build. We look forward to expanding the breadth and depth of quality health care services offered to our residents, patients and customers through our networks of facilities and services."

        The common stock of both Living Centers of America, Inc. and GranCare, Inc. ceased trading on the New York Stock Exchange as of the close of business on November 4, 1997. Paragon's common stock will begin trading on the New York Stock Exchange under the ticker symbol "PGN" as of the opening of business on November 5, 1997.

        Paragon Health Network, Inc., headquartered in Atlanta, is a diversified health care company providing, through its subsidiaries, an array of long-term and specialty healthcare services. The company has four operating divisions: post acute services (328 skilled nursing and assisted living facilities with more than 38,000 beds and 41 home health branches), pharmaceutical services (34 institutional pharmacies serving more than 100,000 beds), rehabilitation services (contract therapy and outpatient therapy clinics), and hospital services (more than 180 acute care hospital program contracts).



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